Exhibit 4.7a
CHANGE OF CONTROL AGREEMENT – OFFICER
THIS AGREEMENT made the 1st day of February 2007.
BETWEEN:
SOUTHWESTERN RESOURCES CORP., a corporation continued under the laws of the Province of British Columbia, of Suite 1650 – 701 West Georgia Street, Vancouver, B.C. V7Y 1C6.
AND:
STANLEY MYERS, consultant of P.O. Box 206, Hope, Idaho 83836, USA.
In consideration of the sum of $10.00, the receipt and sufficiency of which is acknowledged, the mutual covenants herein contained and the “Officer” remaining as an officer of the “Corporation”, it is hereby agreed as follows:
1.
In the event the Officer ceases to be an officer of the Corporation for any reason within six months of the date on which control of the Corporation changes (which event is called a “Change of Control”), the Corporation shall pay to the Officer $504,000 (the “Change of Control Payment”). For the purposes of this Agreement, Change of Control will be deemed to have occurred if a transaction results in the Corporation having a new Control Person, where “Control Person” means:

a.	a person who holds sufficient number of the voting rights attached to all outstanding voting securities of the Corporation to affect materially the control of the Corporation; or

b.
each person in a combination of persons, acting in concert by virtue of an agreement, arrangement, commitment or understanding, which holds in total a sufficient number of the voting rights attached to all outstanding voting securities of the Corporation to affect materially the control of the Corporation, and, if a person or combination of persons holds more than 30% of the voting rights attached to all outstanding voting securities of the Corporation, the person or combination of persons is deemed, in the absence of evidence to the contrary, to hold a sufficient number of the voting rights to be a Control Person of the Corporation.

2.
Notwithstanding paragraph 1, Change of Control does not include removal of the Officer as an officer of the Corporation for cause. This Agreement shall terminate immediately upon a voluntary resignation of the Officer as an officer of the Corporation unless a Change of Control occurred first.

3.
The Change of Control Payment will be paid to the Officer within 15 days of the date on which one party hereto notifies the other party that a Change of Control has occurred (the “Change of Control Notice”), provided that the Officer may, within 10 days of receipt of the Change of Control Notice, elect by written notice to the Corporation that the Change of Control Payment be paid in cash to the Officer in equal monthly installments over a period of one year.

4.
On termination of this Agreement, the parties will remain liable for all obligations and liabilities hereunder, whether such obligations and liabilities accrue before or after termination of this Agreement.

5.	The provisions of this Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

6.
All notices or other communications to be given hereunder shall be delivered by hand to the relevant address specified above. Either party may change its address for service by notice in writing to the other party hereto specifying its new address for service hereunder.

7.
This Agreement shall be for a term of one year, provided that if the Officer is an officer of the Corporation at the end of the term or any renewal thereof then this Agreement shall automatically be extended for a further term of one year.

8.	The provisions of this Agreement shall enure to the benefit of and binding upon the respective successors and assigns of the Corporation and heirs of the Officer.

9.
Any notice to be given hereunder to the Corporation or the Officer will be deemed to be validly given if delivered or sent by facsimile to the respective addresses below and any such notice delivered on a business day in accordance with the foregoing will be deemed to have been received on the date of delivery or facsimile transmission:

To the Corporation, at:	To the Officer, at:

Suite 1650 – 701 West Georgia Street	P.O. Box 206, Hope
P.O. Box 10102	Idaho 83836
Vancouver, BC	USA
V7Y 1C6

Attention: Vice President, Corporate Affairs	Facsimile:

Facsimile: (604) 688 5175
10.
This Agreement contains the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes and replaces all previous written and oral agreements among the parties hereto.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first above written.

Signed on behalf of SOUTHWESTERN RESOURCES	)
CORP. by:	)
)
/s/ Thomas W. Beattie Authorized Signatory	) )
)
/s/ Giovanni Susin Authorized Signatory	) ) )

Signed, Sealed and Delivered in the presence of:	)
)
)
(signature)	) )
(print name)	) ) )	/s/ Stanley Myers STANLEY MYERS

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